Exhibit 99.1

For Release: January 15, 2008	For Further Information: Steven R. Lewis, President & CEO David W. Gifford, Interim CFO (330) 373-1221
First Place Financial Corp. Announces Credit, Securities Impairment and Merger
Related Charges for the Fiscal 2008 Second Quarter
Warren, Ohio — January 15, 2008 — First Place Financial Corp. (Nasdaq: FPFC) announced today that earnings for the second quarter of fiscal 2008 will include $11.0 million of credit, securities impairment and merger related pretax charges. These charges will reduce earnings for the quarter by $7.1 million or $0.44 per share after considering the impact of income taxes. The $11.0 million is composed of a $3.2 million increase in the provision for loan losses, a $5.9 million charge for other than temporary impairment of securities, a $1.1 million provision for loss on the sale of real estate owned and a $0.8 million charge for merger expenses. Management anticipates the net loss for the quarter ended December 31, 2007 will be in the range of $0.19 to $0.20 per share. First Place Financial Corp.’s subsidiary bank, First Place Bank, will remain well capitalized under regulatory capital standards at December 31, 2007 after recording these credit and merger related charges.
Nonperforming loans were $46.3 million at December 31, 2007 up from $36.8 million at September 30, 2007 and up from $34.0 million at June 30, 2007. This increase was concentrated in residential loans and to a lesser extent in commercial loans. Management performed a comprehensive review of commercial loans and recorded $3.9 million of commercial loan charge-offs primarily related to the residential construction industry. Management also evaluated the adequacy of the allowance for loan losses to cover losses on residential loans. As a result of the increases in residential and commercial nonperforming loans and charge-offs and with the expectation that Midwest markets will remain economically challenged, a provision for loan losses of $5.2 million was recorded. That amount represented a $3.2 million increase over the provision of $2.0 million in the quarter ended September 30, 2007.
Although real estate owned was relatively flat compared with the prior quarter it has increased over the past six months. It was $9.6 million at December 31, 2007 compared with $10.0 million at September 30, 2007 and $6.7 million at June 30, 2007. A provision for loss on the sale of real estate owned of $1.1 million was recorded in the current quarter. This provision was necessary as the market for residential real estate, particularly foreclosed properties, has deteriorated in the Midwest markets where First Place operates.
Steven R. Lewis, President and Chief Executive Officer, commented, “While we are disappointed to report these credit charges, it is the prudent thing to do at this time to better reflect current real estate values. Beginning in 2005 we made a number of changes to our underwriting policies to better control future exposure to a housing market that was beginning to show signs of weakness. However, there are many aspects of the economy in the Midwest and nationally that we obviously cannot control. Our best strategy is to be proactive and aggressively face these challenges. As previously reported, we have increased our collection and workout staff and are focusing all possible resources on bringing each problem loan to a timely resolution. A key component to our approach was to appropriately value the housing stock that is in the process of liquidation. I am confident that the strength of our loan staff and the steps we have already taken will enable us to effectively manage through this real estate credit cycle. We remain well capitalized under regulatory standards and anticipate a return to profitability during this next quarter of our fiscal year.”
The $5.9 charge for other than temporary impairment of securities is composed of a $4.3 million charge related to $11.3 million of Fannie Mae and Freddie Mac preferred stock and a $1.6 million charge related to $33.5 million in mutual fund securities. Recent capital restructuring at Fannie Mae and Freddie Mac and developments in the residential mortgage business have resulted in impairment of these securities. Due to the uncertainty of future market conditions and how they might impact the financial performance of Fannie Mae and Freddie Mac, management was unable to determine when or if this impairment will be reversed. The mutual funds were primarily invested in agency backed mortgage securities that did not have any significant exposure to subprime mortgages. Recent changes in the interest rate environment and the market for mortgage-backed securities has led management to conclude that these securities are other than temporarily impaired.
On October 31, 2007 First Place completed its acquisition of Hicksville Building Loan and Savings Bank of Hicksville, Ohio. In connection with that acquisition $0.8 million of merger costs were recorded in the current quarter.
First Place will announce earnings for the quarter ended December 31, 2007 after the market closes on January 22, 2008 and will hold its regular quarterly earnings conference call at 10:00 am Wednesday January 23, 2008.
About First Place Financial Corp.
First Place Financial Corp. is a $3.2 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 43 retail locations, 2 business financial service centers and 18 loan production offices through the First Place Bank, and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.
Forward-Looking Statements
When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, words or phrases such as “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.